Exhibit 4.1

NUMBER PAR VALUE $0.001	SHARES
-	-

Cargo Connections Logistics Holding Inc.

INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA

COMMON STOCK	CUSIP 141794 10 7
SEE REVERSE FOR CERTAIN DEFINITIONS

THIS CERTIFIES THAT

[SPECIMEN]

Is the owner of

Fully Paid and Non-Assessable Shares of Common Stock of Cargo Connections Logistics

Holding Inc. transferable only on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed.

This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

[SEAL]

President	Chief Financial Officer